EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Investor and Media Relations:
Patty Bruner
Christensen
480-614-3009

Smith & Wesson Expects First Quarter Earnings Increase on Slightly Lower Revenue

SPRINGFIELD, MA – (BUSINESS WIRE) – August 9, 2004 — Smith & Wesson Holding Corporation (AMEX:SWB), parent of the legendary 152-year old handgun maker Smith & Wesson Corp., announced today that it expects earnings for the first fiscal quarter ended July 31, 2004 to be between $1.3 and $1.5 million, or approximately $.04 per diluted share, compared with $585,000, or $.02 per diluted share, for the quarter ended July 31, 2003. Sales for the quarter are expected to be approximately $27.8 million, a $1.0 million, or 3.5%, decline versus the quarter ended July 31, 2003. The expected decline will result from non-firearms sales including the discontinued third-party machining business and lower handcuff sales. Firearms sales, the Company’s core business, are expected to be up slightly for the quarter versus the comparable quarter last year.

Roy Cuny, President and CEO of Smith & Wesson Holding Corporation, said, “We expect to report that profits for the quarter increased significantly over the comparable quarter last year as a result of continued focus on increasing efficiency in our core business. We are very pleased with the progress to date and look forward to further growth and increased profitability in the business.”

Cuny added, “We have received an excellent market response to the 1911SC pistol that was introduced in February as well as the G22 rifle manufactured by Walther. Shipments commenced on both of these products late in the quarter. The demand for the Model 500 revolvers continues to outpace our production capability. We are purchasing additional equipment and expect to double our production of the Model 500 in the second quarter.”

John Kelly, Chief Financial Officer of Smith & Wesson Holding Corporation, commented, “We are seeing an improvement in operating margins as a result of the restructuring undertaken in January, coupled with the savings achieved through our Lean and Six Sigma programs. These programs will continue throughout the year and we expect to increase further our operating efficiency through these efforts.”

Smith & Wesson expects to post actual results for the first fiscal quarter ended July 31, 2004 by September 10, 2004.

About Smith & Wesson

Smith & Wesson Holding Corporation is the parent company of Smith & Wesson Corp., one of the world’s leading producers of quality handguns, law enforcement products and firearm safety and security products. Law enforcement personnel, military personnel, target shooters, hunters, collectors, and firearms enthusiasts throughout the world have used the Company’s products with confidence for more than 150 years. Smith & Wesson Corp. also manufactures and markets Smith & Wesson branded handcuffs. For more information, visit http://www.smith-wesson.com.

Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s strategies, the demand for the Company’s products, the opportunity for growth of the Company, anticipated sales and operating results, operating efficiencies, customer satisfaction and cost reduction efforts. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, and other risks detailed from time to time in the Company’s reports filed with the SEC.